EXHIBIT (j)(6)



                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 94 to the Registration Statement (1933 Act File No. 02-90946) of Eaton Vance Mutual Funds Trust on Form N-1A of our report dated December 16, 2003 for Eaton Vance Tax-Managed Equity Asset Allocation Fund (the "Fund") for the year ended October 31, 2003 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of the Registration Statement.



/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP

February 25, 2004
Boston, Massachusetts